UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO. 1)

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FUSION-IO, INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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FUSION-IO, INC.

2855 E. Cottonwood Parkway, Suite 100

Salt Lake City, Utah 84121

SUPPLEMENT TO PROXY STATEMENT

FOR 2013 ANNUAL MEETING OF STOCKHOLDERS

To be held on November 21, 2013 at 10:30 a.m., Mountain Time.

This proxy statement supplement, dated November 1, 2013 (this “Supplement”), supplements the proxy statement dated October 10, 2013 (the “Proxy Statement”) previously made available to our stockholders in connection with the solicitation by the board of directors of proxies to be voted at the 2013 Annual Meeting of Stockholders (the “Annual Meeting”) of Fusion-io, Inc., a Delaware corporation (“Fusion-io”), to be held at its corporate headquarters located at 2855 E. Cottonwood Parkway, Suite 100, Salt Lake City, Utah, on November 21, 2013 at 10:30 a.m., Mountain Time, or at any postponement, adjournment or other delay thereof.

The purpose of this Supplement is to provide updated information relating to recent changes in Fusion-io’s board of directors and management. Except as described in this Supplement, the information provided in the Proxy Statement continues to apply and should be considered in voting your shares. To the extent that information in this Supplement differs from or updates information contained in the Proxy Statement, the information in this Supplement is more current.

CHANGES TO COMPOSITION OF THE BOARD OF DIRECTORS AND MANAGEMENT

Appointment of Dr. Edward H. Frank to the Board of Directors

On October 21, 2013, the Board of Directors (the “Board”) of Fusion-io appointed Dr. Edward H. Frank as a member of the Board, effective immediately. Dr. Frank, 57, will serve as a Class II director with a term expiring at Fusion-io’s 2015 annual meeting of stockholders. The Board has affirmatively determined that Dr. Frank is an “independent director” under the applicable New York Stock Exchange and the Securities and Exchange Commission (the “Commission”) rules and regulations.

In connection with his appointment to the Board, Dr. Frank received a restricted stock unit award covering 30,000 shares of common stock, consistent with the initial award granted to non-employee directors upon joining the Board and in accordance with Fusion-io’s non-employee director compensation policy. Dr. Frank’s compensation for services as a director of Fusion-io will be consistent with that of Fusion-io’s other non-employee directors, as described in Fusion-io’s definitive proxy statement filed with the Commission on October 10, 2013. In connection with his appointment, Fusion-io and Dr. Frank will enter into Fusion-io’s standard director indemnification agreement, the form of which was filed with the Commission on May 23, 2011 as Exhibit 10.1A to Fusion-io’s registration statement on Form S-1.

From May 2009 to October 2013, Dr. Frank served as vice president of Macintosh Hardware Systems Engineering at Apple, Inc. Since 1996, Dr. Frank has been a technology partner at Advanced Technology Ventures, a venture capital firm. Dr. Frank served as vice president of research & development at Broadcom Corporation, a developer of broadband communication solutions, from May 1999 to March 2008, and as a consultant from April 2008 to April 2009. From 1996 to 1999, Dr. Frank was the co-founder and executive vice president of Epigram, Inc., which was acquired by Broadcom in May 1999. From 1993 to 1996, Dr. Frank was the co-founder and vice president of engineering of NeTpower Inc. From 1988 to 1993, Dr. Frank was a

Distinguished Engineer at Sun Microsystems, Inc. Dr. Frank holds over 50 United States patents and is a Life Trustee of Carnegie Mellon University. He holds an M.S and B.S. in Electrical Engineering from Stanford University and a Ph.D. in Computer Science from Carnegie Mellon University.

Fusion-io believes that Dr. Frank possesses specific attributes that qualify him to serve as a member of the Board, including his experience with a wide range of technology companies and his advanced technical knowledge and background.

There is no change to the nominees standing for election to the Board at the Annual Meeting as a result of the appointment of Dr. Frank.

Resignation of Dennis P. Wolf, Fusion-io’s Chief Financial Officer

On October 23, 2013, Fusion-io announced that Dennis P. Wolf, Fusion-io’s Chief Financial Officer and Executive Vice President, was resigning his position at Fusion-io, effective November 1, 2013, to pursue an opportunity at a privately held company. Fusion-io has initiated a search for Mr. Wolf’s replacement. Mr. Wolf’s resignation was not related to any issues regarding the integrity of the company’s financial statements or accounting policies and practices.

On October 29, 2013, Fusion-io entered into a release of claims with Mr. Wolf. In consideration of the release of claims in favor of Fusion-io, Mr. Wolf will be permitted to retain the $100,000 retention bonus paid to him in May 2013, which was subject to a six-month clawback by Fusion-io. The foregoing description of the release of claims with Mr. Wolf does not purport to be complete and is qualified in its entirety by reference to the complete text of the release of claims, which will be filed as an exhibit to Fusion-io’s quarterly report on Form 10-Q for the quarter ending December 31, 2013.

Resignation of James L. Dawson, Fusion-io’s Chief Sales Officer

On October 23, 2013, Fusion-io announced that James L. Dawson, Fusion-io’s Chief Sales Officer and Executive Vice President, was retiring effective October 31, 2013. In connection with his resignation, Mr. Dawson will receive the following benefits in exchange for a release of claims in favor of Fusion-io: (i) continued payment of his base salary for a period of 12 months; (ii) payment for up to 12 months of COBRA premiums to continue health insurance coverage for him and his eligible dependents; and (iii) a cash payment of approximately $48,000, less applicable tax withholding. In addition, Mr. Dawson has agreed to continue to provide advisory services to the company for a period of up to 18 months following his resignation, during which time his existing equity awards will continue to vest in accordance with their terms, subject to him executing (and not revoking) a supplemental release of claims in favor of Fusion-io at the end of the 18-month term. Should a change-of-control event occur before the end of that term, his equity awards would vest in an amount that would have otherwise vested during that 18-month term, subject to executing (and not revoking) a supplemental release of claims. The foregoing description of the separation agreement with Mr. Dawson does not purport to be complete and is qualified in its entirety by reference to the complete text of the separation agreement, which will be filed as an exhibit to Fusion-io’s quarterly report on Form 10-Q for the quarter ending December 31, 2013.

Appointment of David W. Sampson as Fusion-io’s Principal Accounting Officer

In connection with Mr. Wolf’s resignation, David W. Sampson, who has been Fusion-io’s Vice President of Finance since June 2010, was appointed as Fusion-io’s Principal Accounting Officer. Mr. Sampson, 49, has served as Fusion-io’s Vice President of Finance since June 2010. From July 2004 through June 2010, he served as Vice President of Finance at Ancestry.com, Inc., a leading family history website. From 1995 to 2004, he served as Manager and Senior Manager at Ernst & Young LLP. Mr. Sampson is a certified public accountant in California and Utah. He holds a B.S. in Accounting from Brigham Young University.

Appointment of Gary J. Smerdon as Fusion-io’s Chief Strategy Officer

On October 23, 2013, Fusion-io announced that Gary J. Smerdon had been appointed as Fusion-io’s Chief Strategy Officer and Executive Vice President. Mr. Smerdon, 52, served as senior vice president and general manager of the Accelerated Solutions Division at LSI Corporation, a semiconductors and software company that develops storage and networking products, or LSI, from February 2012 to September 2013, and as vice president and general manager of the Accelerated Solutions Division at LSI from April 2011 to February 2012. Mr. Smerdon served as vice president and head of corporate strategy at LSI from March 2010 to April 2011, and as vice president, business development at LSI from October 2007 to March 2010. From 2006 to October 2007, Mr. Smerdon served as chief marketing officer of Tarari Inc., a developer of packet inspection and content processing solutions for networking and servers, and from 2003 to 2005, Mr. Smerdon served as president and chief executive officer of Greenfield Networks Inc., a developer of Ethernet switch technology solutions. Mr. Smerdon previously served in various leadership roles at Marvell Technology Group, RealChip and Advanced Micro Devices. Mr. Smerdon holds a B.S. in Electrical Engineering from Duke University.

There are no family relationships between Dr. Frank, Mr. Sampson or Mr. Smerdon, and any director, executive officer or person nominated by Fusion-io to become a director or executive officer, and there are no transactions between Dr. Frank, Mr. Sampson or Mr. Smerdon, or any of their respective immediate family members and Fusion-io or any of its subsidiaries that would be required to be reported under Item 404(a) of Regulation S-K.

VOTING MATTERS

This Supplement does not change the proposals to be acted upon at the Annual Meeting, which are described in the Proxy Statement. Your vote is very important. Whether or not you plan to attend the Annual Meeting, we encourage you to read the Proxy Statement and this Supplement and vote as soon as possible.

If you have already voted by Internet, telephone, or by mail, you do not need to take any action unless you wish to revoke your vote. Proxy voting instructions already returned by shareholders (via Internet, telephone, or mail) will remain valid and will be voted at the Annual Meeting unless revoked. Shares represented by proxies returned before the Annual Meeting will be voted for the directors nominated by the Board as instructed.

Important information regarding how to vote your shares, including how to revoke proxies already cast, is available in the “Questions and Answers about the Proxy Materials and Annual Meeting” section of the Proxy Statement.

OTHER MATTERS

Fusion-io knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, the designated proxies will vote the shares they represent in their discretion.

THE BOARD OF DIRECTORS

Salt Lake City, Utah

November 1, 2013